Exhibit 23.2

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-47678) and related Prospectus of GlobeSpan, Inc. for the registration of 5,307,952 shares of its common stock and to the incorporation by reference therein of our report dated March 15, 2000, except as to Note 11, as to which the date is April 20, 2000, with respect to the consolidated financial statements of T.sqware, Inc. included in the Registration Statement (Form S-3 No. 333-40782) and related Prospectus of GlobeSpan, Inc. filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP
                                        -----------------------------


San Jose, California
October 31, 2000